Exhibit 3.12

State of Delaware Secretary of State Division of Corporations Delivered 08:22 AM 07/05/2024 FILED 08:22 AM 07/05/2024 SR 20243066892 - File Number 6727858	CERTIFICATE OF MERGER of

SUN MERGER SUB, LLC

(a Delaware limited liability company)

with and into

WESTROCK COMPANY

(a Delaware corporation)

Pursuant to the provisions of Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), WestRock Company, a Delaware corporation (the “Company”), hereby certifies the following information relating to the merger of Sun Merger Sub, LLC, a Delaware limited liability company (the “Merging Entity”), with and into the Company by operation of law, with the Company surviving the merger (the “Merger”):

FIRST: The name and state of organization of each of the constituent entities to the Merger (the “Constituent Companies”) is as set forth below:

Name	State of Organization
Sun Merger Sub, LLC	Delaware
WestRock Company	Delaware

SECOND: The Transaction Agreement, dated as of September 12, 2023 (the “Transaction Agreement”), by and among the Company, Smurfit Kappa Group plc, a public limited company incorporated under the laws of Ireland, Smurfit WestRock plc, formerly known as Cepheidway Limited, re-registered as an Irish public limited company and renamed Smurfit WestRock plc, and the Merging Entity, setting forth the terms and conditions pursuant to which the parties agree to undertake the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Companies in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, as applicable.

THIRD: The Merger shall become effective at 5:00 p.m. Eastern Time on the date of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FOURTH: The name of the entity surviving the Merger shall be WestRock Company (the “Surviving Entity”).

FIFTH: By reason of the Merger herein certified, the certificate of incorporation of the Surviving Entity shall be amended and restated in its entirety as set forth on Exhibit A attached hereto and shall be the certificate of incorporation of the Surviving Entity until amended in accordance with the terms thereof and pursuant to the provisions of the DGCL.

SIXTH: An executed copy of the Transaction Agreement is on file at the office of the Surviving Entity, located at Beech Hill, Clonskeagh, Dublin 4 Ireland, D04 N2R2.

SEVENTH: A copy of the Transaction Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder or member, as applicable, of either Constituent Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, as the Surviving Entity, has caused this Certificate of Merger to be executed by an authorized officer on the 5th day of July, 2024.

WESTROCK COMPANY

By:	/s/ Stephanie W. Bignon
Name: Stephanie W. Bignon
Title: Assistant Secretary

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WESTROCK COMPANY

FIRST: The name of the corporation is WestRock Company (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is do The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01 (the “Common Stock”). Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

FIFTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SIXTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any bylaws made by the Board.

SEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section Seventh.

EIGHTH: The liability of the Corporation's directors and officers to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may be amended from time to time. Any repeal or amendment of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or amendment.

NINTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

Docusign Envelope ID: 37D81749-53D9-48E6-BA1C-6994AA134F5A

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is WestRock Company

2.The Registered Office of the corporation in the State of Delaware is changed to 251 Little Falls Drive_________________
_______________ (street), in the City of Wilmington, DE________________________________________________, County of New Castle______________________________________________________ Zip Code 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.

3.	The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

DocuSigned by:
By:	/s/ SBNickerson,
Authorized Officer

Name:	Steven B. Nickerson, Secretary
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:45 PM 11/13/2024
FEED 12:45 PM 11/13/2024
SR 20244199279 - File Number 6727858